Exhibit 99.1

Outset Medical Appoints Karen Drexler to Board of Directors

Healthcare Industry Veteran Brings Digital Health Expertise and Consumer-Centric Approach to Furthering Company’s Mission of Transforming Dialysis Treatment

SAN JOSE, Calif. – Jan. 12, 2021 – Outset Medical, Inc. (Nasdaq: OM) (“Outset”), a medical technology company pioneering a first-of-its-kind device to reduce the cost and complexity of dialysis, is bolstering its board of directors with the appointment of Karen Drexler. Drexler currently serves on the boards of ResMed (NYSE: RMD), a $31B data-driven sleep and respiratory market leader; VIDA Diagnostics, developer of AI-powered lung intelligence and imaging solutions; and Tivic Health, a bioelectronic medicine company. Named one of Women Inc. magazine’s most influential corporate directors in 2018, Drexler brings to Outset a deep understanding of how to utilize data analytics and machine learning to power the user experience, while supporting the patient at home and in the hospital setting.

“Karen’s experience in the medtech field, using data analytics and a consumer-centric approach to creating a better patient experience, aligns beautifully with the commercial strategies we are implementing both in the home and the acute markets with Tablo,” said Outset Medical CEO Leslie Trigg. “She brings a new perspective and invaluable knowledge that will help fuel our rapid growth trajectory.”

Drexler brings extensive technical and operational leadership to her role on the Outset board. Most recently, she was the CEO of Sandstone Diagnostics, a life science tools company focused on increased access to high-quality diagnostic testing. Prior to that, she founded and served as CEO at Amira Medical until its sale to Roche Diabetes Care. Drexler started her career at LifeScan where she managed a variety of functions and ultimately executed the sale of the company to Johnson & Johnson.

“Over the course of my career I’ve worked with a variety of public and private medical device and diagnostics companies to find solutions for chronic disease management, all with the goal of creating better patient experiences and outcomes,” said Drexler. “From my very directly related experience working to improve life for people with diabetes, to looking at how AI can modernize clinical diagnostics and therapeutic solutions, I’m fascinated by companies that utilize technology to make patients’ lives better. Outset’s Tablo System reduces the burden of chronic kidney care for providers, patients and caregivers, showing how all stakeholders can win with the optimal use of technology and patient-centered designs.”

Outset also announced today that TJ Carella, head of healthcare at Warburg Pincus, which first invested in the company more than 10 years ago, has stepped off the board.

“TJ has been instrumental in supporting our efforts to scale the organization and achieve U.S. commercial success,” added Trigg. “His insights, and commitment to making an impact on the renal industry, helped us get to where we are today.”

About Outset Medical

Outset is a medical technology company pioneering a first-of-its-kind technology to reduce the cost and complexity of dialysis. The Tablo Hemodialysis System, FDA cleared for use from the hospital to the home, represents a significant technological advancement that transforms the dialysis experience for patients and operationally simplifies it for providers. Tablo serves as a single enterprise solution that can be utilized across the continuum of care, allowing dialysis to be delivered anytime, anywhere and by anyone. The integration of water purification and on-demand dialysate production enables Tablo to serve as a dialysis clinic on wheels, with 2-way wireless data transmission and a proprietary data analytics platform powering a new holistic approach to dialysis care. Tablo is a registered trademark of Outset Medical, Inc.